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                                                                   Exhibit 10.36


                                   AGREEMENT

         AGREEMENT made as of the 23rd day of March, 1998 by and between HEALTHCARE MANAGEMENT SYSTEMS, INC., a Tennessee corporation, whose address is 3401 West End Avenue, Suite 290, Nashville, Tennessee 37203 ("HMS") and NEW AMERICAN HEALTHCARE CORPORATION, a Tennessee, whose address is 109 West Park Drive, Nashville, Tennessee 37027 (Company").

                                   PREMISES:

         A. HMS develops and licenses proprietary computer software modules designed for the management of hospital records and data and, in addition, sells the computer hardware necessary to operate such software.

         B. HMS agrees to license the use of its proprietary software listed on Exhibit A the "Software", which is attached hereto and incorporated herein by reference, and Company agrees to accept such license.

         C. HMS agrees to sell and Company agrees to purchase the computer hardware listed on Exhibit B.1 the "Hardware", which is attached hereto and incorporated herein by reference.

         D. Company agrees that the Software and Hardware will be installed at the locations ("Installation Sites") shown on Exhibit E, including certain hospitals owned, leased or operated by the Company (the "Hospitals").

         NOW THEREFORE, for and in consideration of the premises, the payment of the license fee, installation cost and purchase price listed below and the mutual promises and covenants contained herein, the parties agree as follows:

1. PURCHASE PRICE AND PAYMENT TERMS. The parties agree to the paces to be paid upon the terms set forth on Exhibits A, B and C, which is attached hereto and incorporated herein by reference.

It is acknowledged by Company that the purchase pace is valid for the Software modules on Exhibit A, on which payment is made on initial software delivery until December 31,1998. After December 31, 1998, HMS may increase the purchase pace of the financial/clinical software listed on Exhibit A by an amount equal to fifty percent (50%) of the published HMS list price or an average annual increase of seven percent (7%) whichever is lower. Optional Applications listed on




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Exhibit A shall increase no more than an average annual seven percent (7%) over the first five (5) years.

2.       GENERAL TERMS AND CONDITIONS.

         2.1.     DEFINED TERMS.

                  2.1.1. The forms "Company" and "HMS" are intended to describe parties to the Agreement and are not used in their ordinary context.

                  2.1.2. Specific words used in this Agreement shall have the meaning assigned to them in this Agreement.

                  2.13. "Employee" means an individual, on whose behalf Company or HMS withholds income taxes or makes contributions under the Federal Insurance Contributions Act or similar statutes.

                  2.1.4. "Documentation" shall mean user/operator manuals and appropriate record layouts as provided to the Company.

                  2.1.5. "Software" means all software modules listed on Exhibit A and any modifications subsequently made thereto.

                  2.1.6. "Hardware" shall mean the computer hardware listed and identified on Exhibit B.

                  2.1.7. "Initial Application Load" shall mean when the Company authorizes HMS to deliver the Software to the Installation Site and the Software is loaded onto the Hardware at the Installation Site.

                  2.1.8. "Initial Application Go-Live" shall mean first use of the Software in a, production environment.

         2.2. NOTICES. All notices given under this Agreement shall be in writing and delivered by a national courier service or by certified mail, return receipt requested, by overnight courier with exception of monthly invoices, or hand delivered to the address of the recipient shown above. All notices shall be deemed given when actually received or three (3) days after deposit in the US. Mail as provided above, all charges prepaid? whichever first occurs. Either party may change its address by notice to the other party, given as provided above.

         2.3. MODIFICATION. This Agreement may not be modified except by written amendment executed by both HMS and Company. No representative of HMS has

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                  any authority to bind HMS to any affirmation, representation or warranty other than the express terms of this Agreement.

         2.4. PARTIES BOUND. This Agreement binds and inures to the benefit of the parties and their respective successors and permitted assigns. This Agreement binds Company and HMS and each of their respective employees, affiliated and subsidiary firms, corporations or other organization with which Company may enter a joint venture or other cooperative enterprise which utilizes the HMS Software.

         2.5. ASSIGNMENT. Neither this Agreement nor the rights and obligations of the parties hereto may be assigned without the prior express written consent of the other party hereto; provided, however, that Company may assign its rights hereunder, but not its obligations to its direct and indirect subsidiaries, and provided further, that the Company may assign this Agreement to any person or entity that acquires all or substantially all of the assets of the Company provided that the acquire executes and delivers to HMS an agreement to be bound by the terms of this Agreement. Notwithstanding the foregoing, Company may assign its rights under this Agreement with respect to a particular Hospital to any person or entity that acquires all or substantially all of the assets of the Hospital, provided that the acquiror delivers to HMS (within thirty (30) days of the effective date of the acquisition),
                  (i) an amount equal to forty (40%) percent of the then current list price for those software modules assigned and (ii) an executed original of HMS then current form of agreement. The parties agree that the requested consent to any such assignment shall not be unreasonably withheld. Any attempt by either party to assign any portion of this Agreement without the prior express written consent of either party shall render such assignment voidable at the election of either party.

         2.6. SEVERABILITY. If any provision of this Agreement is declared to be invalid or unenforceable by a court of competent jurisdiction, such provisions shall be severed here from and the remaining provisions shall remain binding with the same effect as if such provisions were deleted.

         2.7.     REMEDIES UPON BREACH.

                  2.7.1. Both parties agree that upon the occurrence of a default pursuant to Section 2.15, the party failing to perform shall be liable to the other party for all attorneys fees, court costs and other reasonable expenses incurred by the nondefaulting party in connection with enforcing any part of this Agreement in addition to any other right or remedy to which such party may be entitled.


                  2.7.2. If Company attempts to use, copy, license or convey the HMS Software in a manner contrary to the terms of this Agreement or in competition with HMS or in derogation of HMS's proprietary rights, whether these rights are


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                           explicitly stated herein, determined by law or
                           otherwise, HMS shall have, in addition to any other remedies available to it under applicable state or federal laws, the right to injunctive relief enjoining such action, Company hereby acknowledging that all other remedies are inadequate.

         2.8. LAW & JURISDICTION. The Agreement shall be construed and governed under the laws of the United States of America and the State of Tennessee applicable to agreements entered into and wholly performed in such state. The parties further agree that any and all disputes as to enforcement or construction of any of the terms and conditions of this Agreement shall be brought in the state or federal courts in Davidson County, Nashville, Tennessee, which courts shall have exclusive jurisdiction over all such matters.

         2.9. NECESSARY DOCUMENTS. If additional documents are reasonably required or desired to effectuate the terms end conditions of this Agreement either party shall execute such documents promptly upon the request of the other.


         2.10. NOTIFICATION OF INFRINGEMENT CLAIMS. HMS shall indemnify Company with respect to any claim that the use of the HMS Software for its intended purpose according to the Documentation, exclusive of any use in connection with any other software or hardware not acquired from HMS, and in accordance with this Agreement infringes upon the rights of any third party. Failure of the Company to comply with the notice requirements and other provisions of this Section shall not relieve HAS of its indemnification obligations hereunder, but may create a cause of action for beach for damages directly attributable thereto.

         Notice of Asserted Liability. Within thirty (30) calendar days after Company receives notice or obtains knowledge of any claim, demand, fact or circumstance that the use by the Company of the Software excluding any use by Company in violation of this Agreement constitutes an infringement of a third party's rights or properties (an "Asserted Liability"), the Company will give notice (the "Claims Noticed") to HMS (the "Indemnifying Party"). The Claims Notice must describe the Asserted Liability in reasonable detail, and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or could be suffered by the Company.

         At any time following receipt of the Claims Notice, HMS may elect to compromise or defend any Asserted Liability which arises from the claim or demand of a third party against the Company, at its own expense and by its own counsel, the same extent that an election with respect to compromise or defense is available to the Company. If HMS elects to compromise or defend such an Asserted Liability, it will within fifteen
         (15) calendar days after receipt of the Claims Notice notify the Company of its intent to do so. Pending receipt of HMS notice of election, the Company will use its best efforts to minimize the amount of Loss from the Asserted Liability, and will take all reasonably necessary interim actions to protect the

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         interests of itself and HMS, including but not limited to filing responsive pleadings or seeking emergency relief to maintain the status quo. In no event shall Company compromise or settle the Asserted Liability during that fifteen (15) calendar day period following delivery of the Claims Notice. If HMS elects to compromise or defend the Asserted Liability, HMS will not be liable to the Company for any legal or other expenses incurred by the Company in connection with the Asserted Liability, than the Company's reasonable costs of (i) investigating the Asserted Liability before the date of the Claims Notice, and (ii) taking any interim actions described in the preceding sentence. If HMS elects to compromise or defend the Asserted
         Liability, the Company will furnish to HMS any books, records, or other documents within its control that are necessary or appropriate for the defense of the Asserted Liability, and HMS will furnish to the Company at reasonable intervals a copy of all written communications concerning the Asserted Liability, including but not limited to pleadings, motion, judgements, and other documents filed in court. HMS will not, in the defense or compromise of the Asserted Liability, consent to the entry of any judgement or enter into any compromise or settlement which does not include an unconditional release of the Company from all liability based upon, arising out of or otherwise in respect of the Asserted Liability. If HMS elects not to compromise or defend the Asserted Liability, fails to notify Company of its election or contests its obligation to indemnify under this Agreement, the Company may then pay, compromise, or defend the Asserted Liability as the Company considers appropriate, at the expense of HMS.


         In no event shall HMS be obligated to indemnify Company for any Loss arising from Company's violation of this Agreement, the gross negligence, recklessness or willful misconduct of Company, its agents, contractors, employees, directors, officers, or others acting on Company's behalf, or for any punitive or exemplary damages award.

  2.11. INABILITY TO PERFORM. HMS shall not be liable for any failure to perform under this Agreement if inability to obtain materials, parts, or supplies at reasonable prices or through usual and regular sources or on a timely basis, interruption of transportation, government regulation, labor disputes, strikes, war, fire, flood, accident, or other cause beyond HMS's control, makes it impracticable for HMS to perform; provided that if HMS is unable to perform as set forth above it shall return to the Company all sums previously paid for the Software by the Company for the installation Site affected.

  2.12. TAXES AND RECORDATION FEES. Prices and fees set forth herein are exclusive of all excise, sales, use, occupational, or like taxes now in force or enacted in the future and, therefore, prices are subject to an increase equal to the amount of any tax HMS may be required to collect or pay upon the sale or delivery of items purchased or licensed hereunder. If a certificate of exemption or similar document or proceeding is to be utilized in order to exempt the safe or license from sales or use tax liability, Company will obtain and pursue such certificate, document or proceeding. Company shall pay all taxes (however designated, levied, or based on the price or on the product sold or licensed or used under this Agreement,


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         other than taxes based on HMS's income) levied against Company or HMS immediately when due.

  2.13. RISK OF LOSS. HMS bears risk of loss of any Hardware until such Hardware is delivered to the installation site whereupon the risk of loss passes to Company.

  2.14. REMOVAL OF HARDWARE OR SOFTWARE. No Hardware or HMS Software sold or licensed hereunder may be used or transported in any manner outside of the territory in which the installation is performed without the advance written permission of HMS, which permission shall not be unreasonably withheld. Company agrees that in no event shall the Hardware or HMS Software be used or transported in any manner outside of the United States, its territories or possessions.

  2.15. DEFAULT. This Agreement shall terminate immediately upon the occurrence of any of the following events of "default" without liability of HMS to Company and/or any third parties:

                  2.15.1. Upon the election of HMS if the Company fails to pay any installment of the purchase price within ten (10) days of the date when due;

                  2.15.2. Upon the election of the nondefaulting party if Company or HMS fails to comply with each and every other provision of this Agreement within thirty (30) days after receipt of written notice of such failure;


                  2.15.3. Upon the election of the nondefaulting party if Company or HMS attempts to Assign this Agreement in violation of this Agreement;

                  2.15.4. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by either party, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by such party, except for the filing of a petition in involuntary bankruptcy against a party which is dismissed within thirty (30) days thereafter, the nondefaulting party may give notice to the immediate termination of this Agreement.

  2.16. WAIVER. No provision of this Agreement shall be deemed waived unless such waiver is contained in a written instrument signed by the party to be charged therewith. Should either party waive any individual default by the other party in writing, such waiver shall not be construed as a waiver of such party's rights upon subsequent defaults, whether or not similar.

  2.17. DELIVERY. All Hardware and Software shall be delivered by HMS to Company at the Installation Sites. Company acknowledges that some of the Hardware may be shipped directly from the manufacturer, and Company agrees to store same in a reasonable manner until the installation thereof. In no event shall HMS be liable to Company or to any other


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         party for any losses or damages attributable to a delay in delivery of any Hardware to be delivered hereunder.

   2.18. CANCELLATION OF AGREEMENT.

                  2.18.1. Company may, at its option, elect to cancel this Agreement, by notice to HMS, at any time prior to the delivery of any module of the Software described in Exhibit A hereto. In such event, Company will pay to HMS the amount due with respect to all Software modules Delivered with Company authorization prior to receipt of such notice.

                  2.18.2. HMS may, at its option, cancel this Agreement at any time with thirty (30) days notice should it determine that Company cannot provide appropriate facilities at each Installation Site as stated in IBM specifications, and in such event HMS shall refund to the Company all amounts previously paid by the Company for that installation site hereunder less any reasonable costs for hardware restocking and shipping.

3.       HARDWARE PURCHASE PROVISIONS.

         3.1. Company hereby buys the Hardware subject to the terms of this Agreement.

         3.2. The purchase price for the Hardware is designated on the attached Exhibit B and shall be paid in accordance with the terms of Exhibits B and C.

         3.3. Company understands and agrees that the Hardware carries certain manufacturer's warranties. Company shall avail itself of all such remedies available to Company under such warranties and shall make no claim upon HMS for any defects in same, pursuant to the terms and conditions of the warranty limitations herein contained

4.       INSTALLATION, IMPLEMENTATION AND TRAINING.

         4.1. Upon execution of this Agreement, Company shall designate an appropriate senior member of its staff to serve as Company's project coordinator ("CPC").

         4.2. Upon execution of this Agreement, HMS shall designate an appropriate client service representative ("CSR") to serve as its installation and coordination contact and representative.

         4.3. Upon execution of this Agreement, Company and HMS shall prepare an installation schedule showing the scheduled activities to be accomplished during the installation of each module of the Software to be provided hereunder, and setting forth each party's responsibilities with respect thereto.


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         4.4.     Coordination of services during the period in which a module is being installed shall be the joint responsibility of the CPC and CSR. Coordination of services after installation has been completed is to be the responsibility of the CPC and HMS's Client Support Department.

         4.5. Company is responsible, at its expense, for making the alterations to its facilities that are reasonably required to accommodate the installation of the Hardware, including the acquisition, installation and termination of necessary cabling, and the provision of adequate space and electrical sources as reasonably determined necessary by HMS.

         4.6. HMS will assist Company in coordination of the installation of the Hardware, however, installation of the Hardware at the facilities provided at the Installation Site is not, and shall not be construed to be, a guarantee by HMS that the location is suitable for the proper functioning of the Hardware.

         4.7. A written manual for the operation of the Hardware shall be furnished to Company by IBM, as provided to HMS by the manufacturer of each item of the Hardware.

         4.8. Installation end implementation will proceed according to the schedules referred to herein. The project timetable identifies responsibilities for Company and HMS. Where possible, discrete responsibilities for tasks are identified. Performance milestones will be monitored by both written and oral progress reports. The reports shall be submitted routinely throughout the duration of the project on a schedule mutually\agreeable to Company and HMS. Review of work completed to date by Company shall be completed at these progress meetings. Responsibility for project management is shared by Company and HMO.


5.       INSTALLATION AND TRAINING CHARGES.

         5.1. Installation and training hours for the applications purchased and shown on this Agreement in the financial and clinical suites, except for eighty (80) hours for Patient Care Charting, totaling 1,138 hours and incurred prior to eighteen
                  (18) months from the date of this Agreement, will be billed at HMS's standard rates therefor which are currently $95 per hour plus out-of-pocket expenses. Any installation and training hours incurred prior to eighteen (18) months from the date of this Agreement, that exceed 1,138 hours in the financial and clinical suites except for the eighty (80) hours for Patient Care Charting, and were a part of the agreed upon Standard
                  HMS implementation plan, will be billed at $65 per hour. HMS reserves the right to increase its standard installation and training rates upon thirty (30) days written notice to Company after the eighteen (18) month period, but no more than a five percent (5%) average annual rate increase for the first five
                  (5) years of this Agreement.

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         5.2.     All payments shall be made in U.S. Dollars within thirty (30)
                  days after the date of invoice. HMS reserves the right to add an interest charge not exceeding 1% per month, or the maximum amount allowed by applicable law, whichever is less, for failure to make payment within thirty (30) days after the invoice date (except where payment is withheld pursuant to the Company's rights hereunder). Such invoices will also include the appropriate taxes (sales, excise, occupation or like taxes) and recordation fees.

6.       SOFTWARE LICENSE AGREEMENT.

         6.1. MODULES LICENSED. HMS hereby grants Company a perpetual, nontransferable and nonexclusive license to use the Software.


         6.2. GUARANTEE OF TITLE. HMS represents, covenants, and warrants that it has all rights to the Software, including all necessary rights in any software owned by others which is embodied in the Software, necessary to grant the license provided herein and that the Software will not infringe upon or violate any copyright or other property right of any third party.

         6.3.     PROPRIETARY RIGHTS.

                  6.3.1. Company recognizes and acknowledges that the Software, system manuals and certain other materials identified as proprietary supplied by HMS to Company are subject to the proprietary right of HMS. Company agrees with HMS that the Software, Documentation and all information or data supplied by HMS in machine-readable form or otherwise are the property of HMS, are protected by civil and criminal laws, including the copyright laws of the United States, are valuable to HMS, and that their use and disclosure must be carefully and continuously controlled. Company further understands that operator manuals, training aids and other written materials, whether created by HMS or others are also subject to the copyright laws of the United States.

                  6.3.2. HMS retains title to the Software, Documentation, information or data furnished by HMS in machine-readable form, and the training materials provided by HMS. HMS does not retain title to operator manuals and other material bearing the HMS's copyright, but these items shall not be copied except as provided herein.

         6.4. RESTRICTIONS OF USE. We Software and other items supplied by HMS hereunder are for the sole use of Company and its permitted assigns, supporting only terminals operated by Company at the Installation Sites unless otherwise agreed by HMS in writing. Company shall not use licensed software in a service bureau, network time sharing, multiple CPU, or a multisite arrangement beyond any facility

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         specifically licensed hereunder; provided that the Company shall be permitted to consolidate multiple facilities within a single market.

         6.4.1. Company shall use the Software only for the management of records and data of the facility or facilities as shown on Exhibit E, and can be updated upon notification by Company. Company may permit line access to data and the placing and reviewing of orders by physicians affiliated or associated with Company.

         6.4.2. Company agrees that while this license is in effect, or while if has custody or possession of any property of HMS (provided that this provision shall expire upon the occurrence of a Trigger Event pursuant to Section 12 below if the Company exercises its rights under said Section IV, it will not (i) copy or duplicate, or permit anyone else to copy or duplicate, any physical or magnetic version of the Software in machine-readable form except for Company's own use; or (ii) create or attempt to create, or permit others to create or attempt to create by reverse engineering or otherwise, the source programs or any part thereof from the object program or from other information made available under this license or otherwise (whether oral, written, tangible or intangible).

         6.4.3. Each module of the Software shall be used only on a single central processing unit or mainframe (the "CPU"). Company shall advise HMS in advance of the location of the CPU. Use of the Software shall consist either of copying any portion of the Software from storage units or media into the CPU, or the processing of data with the Software, or both. All programs, Documentation, and materials in machine-readable form supplied under this license shall be kept in a secure place, under access and use restrictions satisfactory to HMS, and not less strict than those applied to Company's most valuable and sensitive programs. The Software may be temporarily transferred to another CPU while the specified CPU is undergoing repairs.

         6.4.4 The Software may be copied in whole or in part for use by Company only for operations backup or archive purposes. These copies of all or any part of the original Software shall be marked with the copyright notice designated by HMS along with a notice that the Software is proprietary and the property of HMS, its agents or licensors. Company shall maintain records of the number and location of all copies and shall make these records available to HMS.

6.5. INSPECTION. To assist HMS in the protection of its proprietary rights, Company shall permit representatives of HMS following receipt of prior written notice to inspect during normal business hours any location at which items supplied by HMS hereunder are being used or kept by or under the authority of Company. All

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         inspections shall be performed in a manner consistent with applicable federal and state confidentiality and privacy laws and the confidentiality provisions of this Agreement and HMS shall not unreasonably disrupt the Company's operations.

6.6.     INDEMNIFICATION AGAINST INFRINGEMENT CLAIMS.

         6.6.1. Should the Software or any part thereof become, or in HMS's opinion be likely to become, the subject of a claim of infringement, HMS's sole obligation shall be, at HMS's option and expense, promptly either (i) to procure for Company the right to continue using it, (ii) to replace or modify it so that it becomes non-infringing (providing that such modification or replacement does not degrade the quality of performance or materially affect the functionality, capabilities, quality or reliability of the Software) or (iii) after reasonable attempts have been made with respect to the foregoing alternatives, to refund all sums paid to HMS by Company for such allegedly infringing module, and terminate this Agreement with respect to such allegedly infringing Software module only; provided that the Company may terminate this entire Agreement if it determines that the infringing Software is an integral portion of the Software licensed hereunder.

         6.6.2. HMS shall have no liability or obligation with respect to any infringement claim based upon the combination of the Software and any other software not authorized by HMS in writing.

7. CONFIDENTIAL INFORMATION. HMS shall not divulge or disclose to any third parties or use for its own benefit any information concerning the affairs of Company which may be communicated to HMS at any time, unless such information becomes publicly available through no fault of HMS. HMS shall not exploit, divulge or disclose to third parties any proprietary systems, application programs or any business or economic information or methods of Company of which HMS may gain knowledge in connection with or in the course of performing obligations under this Agreement. HMS shall execute such covenants relating to nondisclosure of Company operations or authorized modifications to the HMS Software as Company may reasonably request.

8.       WARRANT AND LIMITATION OF LIABILITY.

         8.1. SOFTWARE ADAPTION. HMS warrants that the Software will perform according to the current version of the Documentation and will be year 2000 compliant by March 31,1999. If Company notifies HMS in writing of any errors in the HMS Software, HMS will correct the errors at no charge within a reasonable amount of time so long as Company's Software Maintenance Program is in effect.


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         8.2.     MODIFICATIONS OF SOFTWARE. Company shall inform HMS in writing of any modifications made to the Software. HMS shall not be responsible for maintaining Company's modified portions of the Software. Corrections for difficulties or defects traceable to Company's errors or system changes will be billed at HMS's standard time and materials rates then in effect.

         8.3. LIMITATIONS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY AMENDMENTS HERETO, HMS MAKES NO WARRANTY EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

                  8.3.1. HMS SHALL NOT BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGE, EXCEPT PERSONAL INJURY OR
                           PROPERTY DAMAGED CAUSED BY HMS'S NEGLIGENCE. HMS SHALL IN NO EVENT HAVE OBLIGATIONS OR LIABILITIES FOR OTHER THAN ORDINARY DAMAGES. HMS SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES; INCLUDING BUT NOT LIMITED TO LOSS OF
                           PROFITS OR OTHER ECONOMIC LOSS.

                  8.3.2. HMS. MAKES NO WARRANTIES WITH RESPECT TO THE HARDWARE EXCEPT THAT IT FUNCTIONS WITH THE SOFTWARE. COMPANY ACKNOWLEDGES THAT THE MANUFACTURER'S WARRANTIES ON THE HARDWARE ARE PROVIDED TO COMPANY AS PART OF THIS AGREEMENT, AND COMPANY SHALL TAKE REASONABLE
                           MEASURES TO CONFORM TO ALL REQUIREMENTS TO
                           EFFECT AND ENFORCE MANUFACTURER'S WARRANTIES WITH RESPECT TO THE HARDWARE.

                  8.3.3. IN NO EVENT SHALL HMS BE LIABLE FOR ANY LOSS OF DATA WHETHER CAUSED BY THE HARDWARE OR THE HMS
                           SOFTWARE.

                  8.3.5. COMPANY ACKNOWLEDGES THAT THE LICENSED SOFTWARE PROVIDED BY HMS CONSTITUTES PART OF A COMPANY INFORMATION SYSTEM TO BE USED BY COMPANY, ITS STAFF, EMPLOYEES AND AUTHORIZED AGENTS IN THE PERFORMANCE OF THEIR PROFESSIONAL RESPONSIBILITIES AND. IS NO WAY INTENDED TO REPLACE THEIR PROFESSIONAL SELL AND JUDGEMENT. COMPANY AGREES THAT IT IS SOLELY RESPONSIBLE FOR THE CARE OF ITS


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



                           PATIENTS AND THAT THE USE OF THE LICENSED SOFTWARE FOR ANY PURPOSE RELATED TO SUCH CARE CANNOT IN ANY WAY BE CONTROLLED BY HMS. COMPANY IS RESPONSIBLE FOR VERIFYING THE ACCURACY AND COMPLETENESS OF ANY MEDICAL OR OTHER SIMILAR INFORMATION CONTAINED IN, ENTERED INTO, OR USED IN CONNECTION WITH THE LICENSED SOFTWARE.

                  8.3.6. COMPANY ACCEPTS ALL RESPONSIBILITY FOR DEVELOPMENT AND EXECUTION OF ADMINISTRATIVE PROCEDURES, INCLUDING THE PERFORMANCE OF PERIODIC BACKUPS,
                           SECURITY ADMINISTRATION, OR OTHER PRUDENT BUSINESS PRACTICES NECESSARY TO CONTROL AND MAINTAIN THE INTEGRITY OF COMPANY'S DATA.

9.       SOFTWARE MAINTENANCE PROGRAM.

         9.1. TERM. The term of the Software Maintenance Program shall commence at the Initial Application Go-Live of the Software when HMS gives written notification to Company that the applicable Hardware and Software module have been placed in good working order and are ready for daily operation utilizing real patient/hospital data by Company and shall continue until terminated as provided herein.

         9.2. FEE. Maintenance fees shall be payable monthly, in advance, in accordance with Exhibit A. After twelve (12) months HMS shall have the right to increase such fees by giving thirty (30) days written notice. In no event, shall the increase exceed a five percent (am) average annual rate for the first five years of this Agreement. In the event that Company fails to pay any maintenance fee within thirty (30) days after such payment is due, HMS shall have the right to terminate the Software Maintenance Program immediately upon notice to Company.

         9.3. COVERAGE. The Software Maintenance Program (herein so called) shall consist of the following:

                  9.3.1. HMS will supply Company with any improvements or modifications to the HMS Software for which HMS does not charge separately as options, including all federally required changes. Any corrections or alterations to or new versions of the Software that HMS shall provide under this Agreement shall be limited to the delivery of one (1) copy of such HMS Software and Documentation per installation site. Company agrees to install all Software improvement and modification releases no later than sixty (60) days after Company's receipt thereof. HMS shall provide reasonable assistance to the Company to install such improvements and modifications.

                  9.3.2. HMS will correct or replace the HMS Software and/or provide services necessary to remedy any programming error which is attributable to HMS and which significantly affects the use of the HMS Software. Such correction, replacement or services will be promptly accomplished after Company has identified and notified HMS of any such error in accordance with HMS's reporting procedures. Company agrees to provide HMS with file data, as requested, and with sufficient support and test time on Company's computer system to duplicate the problem, certify that the problem has indeed been fixed.

                  9.3.3. The number of hours per month of software support by HMS staff, including telephone, travel and on site support is listed on Exhibit A for each module of Software. All Company requested support exceeding the accumulative number of hours per month will be billed monthly at HMS's then current standard hourly rate as provided in Section 9.5 below.

                  9.3.4. If the problems originate in Company's computer network or in software not covered by this Article or result from modifications to the licensed Software made by any one other than HMS, HMS responsibility shall be limited to providing assistance and advice to enable Company to determine appropriate remedial action to be taken by Company or authorized personnel (not by HMS) to resolve such problems.

         9.4. TERMINATION. As a condition to the continuation of the Software Maintenance Program, Company will maintain its operating system at the level currently supported by HMS.

                  9.4.1. The Software Maintenance Program shall immediately terminate upon the termination of the License Agreement.

                  9.4.2. The Software Maintenance Program may be terminated by either party at any time following the expiration of the initial five (5) year term, provided that at least one hundred eighty (180) days prior written notice is given to the other party; or

                  9.4.3. The Software Maintenance Program may be terminated by the nondefaulting party in the event of a default hereunder.

                           9.4.3.1. Following termination of the Software
                                    Maintenance Program, HMS shall immediately invoice Company for all accrued fees and charges and all reimbursable expenses, and Company shall pay the invoiced amount immediately upon receipt of such invoice. Company may continue to use any work supplied to Company by HMS for the remaining term of the License Agreement.

         9.5. ADDITIONAL CHARGES. Corrections for difficulties or defects traceable solely to Company errors or system changes not made or authorized by HMS will be billed at HMS's then current standard time and material rates. HMS's current standard hourly rate is $95 per hour. The rate for modification, enhancement or other Company requested changes to the Software will be the then current published programming rate. The current rate is $100 per hour; HMS programming rate may be increased by an amount not to exceed an average annual rate of five percent (5%) for the first five (5) years of this Agreement, unless the Company's request for programming requires HMS to contract for outside programming services.

         9.6. OUT-OF-POCKET EXPENSES. Company shall reimburse HMS for any reasonable out-of-pocket expenses incurred at Company's request, including travel to and from the Installation Site, lodging, meals, telephone and shipping as may be necessary in connection with duties performed under this Agreement by HMS.


10. SURVIVAL. NOTWITHSTANDING any termination of this Agreement or the license granted hereunder, the provisions set forth herein concerning the nondisclosure of information either of the confidential information of Company by HMS or the disclosure of the proprietary rights and information concerning the HMS Software by Company and indemnification shall survive any such expiration or termination.

11. MISCELLANEOUS. This Agreement represents the entire, complete and exclusive statement of the terms and the agreement between the parties, superseding any and all understandings, prior representations and agreements, whether oral or written, and all other communications relating to the subject master of this Agreement. Company agrees that it has read this Agreement, understands it, and agrees to be bound by its terms and conditions. Special provisions of this Agreement are provided in Exhibit G. Each party signing this Agreement has the full authority to bind the principal.

12. SOURCE CODE ESCROW: ADDITIONAL LICENSES. HMS and the Company shall enter into an Escrow Agreement simultaneous with the execution of this Agreement pursuant to which HMS shall deposit the source code for the Software with Escrow Agent (as defined in said Escrow Agreement). HMS shall also deposit with Escrow Agent all updates and modifications to said source code and materials (collectively, as updated, the "Code"). In the event that (i) at anytime prior to February 1, 2005, engages in a "Change of Control" transaction, (ii) HMS at any time discontinues the maintenance and support of the Software, or (iii) HMS defaults under this Agreement pursuant to Section 2.15 (the occurrence of (i), (ii) or (iii) is herein referred to as a Trigger Events), then each "Eligible Hospital" and the Company's corporate office shall be entitled to a perpetual, nonexclusive, non-transferable license without the right to grant sub-licenses, (except as set forth herein) with respect to the Code.

         For the purposes of this section, "Change in Control" shall mean: any merger, consolidation, liquidation, dissolution, business combination, recapitalization, acquisition, disposition or comparable transaction (or series of such transactions) that results in any person, entity or "group" (as that term is used in Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended) other than a wholly owned subsidiary of HMS acquiring more than (a) 50% of the outstanding voting stock of HMS or (b) all or substantially all of the assets of HMS. Notwithstanding the above, "Change of Control" shall not mean the sale of stock (or instrument convertible into stock) in HMS in a transaction (including the sale of said stock pursuant to an initial public offering by HMS or subsequent public offerings) in which Thomas E. Givens or John R. Doss, III maintains operational control of HMS or remains on The Board of Directors. In the event of death, disability or retirement after the age of sixty (60) of both Thomas E. Givens and John R. Doss, III, then for purposes of this Agreement, then successors shall be substituted for the purposes of the foregoing sentence.

         For the purpose of this Section, an Eligible Hospital is a hospital leased, owned or operated by the Company on the date of the Trigger Event (the "Effective Date") and that satisfies each of the following requirements on the Effective Date:

         12.1. The Hospital is listed on the then current version of Exhibit E of this Agreement.
         12.2. The Company is not in default hereunder, and no event shall have occurred and be continuing that with the lapse of time, the provision of notice, or both would constituted default by the Company.
         12.3. The Hospital subscribed to monthly maintenance service from HMS at the time of the initial installation of the HMS MONITOR Software and continually maintained that subscription without interruption through and including The Effective Date.

         In the event that the Company desires. to purchase additional perpetual non-exclusive, nontransferrable licenses, without the right to grant sub-licenses, with respect to Code, after the Trigger Event, but prior to February 1,2010, Company must send a written notice for desired number of licenses to Escrow Agent. Upon receipt of said notice and the applicable license. fee, Escrow Agent will grant said license to the Company and notify HMS at last known address, and forward the license fee to HMS.

         The license fee for the Code after the Trigger Event, but prior to February 1,2010, will be the lower of 50% of the list price of the Software at that time, if HMS (or its succesor-in-interest) continues to sell and support the Software, or the license fee on Exhibit A as adjusted by allowable increases per Paragraph 1 of this Agreement on the Effective Date multiplied by an annually compounded 10% increase for every year beyond the Effective Date.

         HMS hereby represents and warrants to the Company that HMS is not currently, and has not at any time during the prior twelve (12) months, engaged in discussions or negotiations with any party regarding any potential change of control transaction.

         If the Company exercises its rights to obtain the Code, then as of the date of said exercise, other than the Company's obligation to pay license fees for new Eligible Hospitals, it shall have no obligations to make any payments to HMS hereunder, and the Software Maintenance program shall automatically be terminated, but other obligations pursuant to Section 6.4 remains in place.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

New American Healthcare Corporation        Healthcare Management Systems, Inc.


By: /s/ Timothy S. Hill                    By:  /s/Thomas E. Swiner
   --------------------------------           ---------------------------------

Title:  Controller/VP                      Title: President
      -----------------------------              ------------------------------

Date: 3/23/98                              Date:  3/23/98
     ------------------------------             -------------------------------


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